RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES SECOND QUARTER RESULTS

Pennsauken, NJ – August 12, 2015 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and twenty-six week periods ended July 4, 2015.

RCM Technologies reported revenues of $45.3 million for the thirteen week period ended July 4, 2015, a 8.5% decrease as compared to $49.5 million for the thirteen week period ended June 28, 2014 (the comparable prior year period). Gross profit was $12.1 million for the thirteen week period ended July 4, 2015, a 6.7% decrease as compared to $13.0 million for the comparable prior year period.  Operating income was $1.2 million for the thirteen week period ended July 4, 2015, a 60.0% decrease as compared to $3.0 million for the comparable prior year period. Net income for the thirteen week period ended July 4, 2015 was $0.7 million, or $0.05 per diluted share, as compared to $2.0 million, or $0.15 per diluted share, for the comparable prior year period.

The Company reported revenues of $93.3 million for the twenty-six week period ended July 4, 2015, a 4.9% decrease as compared to $98.1 million for the twenty-six week period ended June 28, 2014 (the comparable prior year period). Gross profit was $25.4 million for the twenty-six week period ended July 4, 2015, a 0.1% increase as compared to $25.2 million for the comparable prior year period.  Operating income was $3.6 million for the twenty-six week period ended July 4, 2015, a 29.6% decrease over $5.1 million for the comparable prior year period. Net income for the twenty-six week period ended July 4, 2015 was $2.1 million, or $0.16 per diluted share, as compared to $3.2 million, or $0.25 per diluted share, for the comparable prior year period.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, “We are disappointed with the results of our second quarter of 2015. As we previously disclosed, the primary reason for lower revenues and operating income as compared to the second quarter of 2014 were revenue declines from a very large project worked on by our Canadian Engineering Group, which we do not expect to pick up in the near term. While we remain optimistic about our Canadian Engineering Group going forward, particularly as we look to fiscal 2016, we’ve had to make staffing adjustments for the second half of fiscal 2015. We are cautiously optimistic that we will soon announce a very large master services agreement with a major client in Canada. On a much brighter note, our Specialty Healthcare segment has continued on its strong pace, setting new quarterly records for both revenues and gross profit. The expected impact from the recently announced engagement with the Chicago Board of Education will further improve on the Specialty Healthcare’s record year and bolster our run rate as we head into fiscal 2016. Our Information Technology segment’s performance in the second quarter was steady with numbers of staffing placements at existing and new clients significantly higher than last year’s results. We are excited about our consolidated prospective performance for the second half of fiscal 2015 as compared to the first half of 2015 and we expect to realize some of our considerable pipeline opportunities and lay the groundwork for a very strong fiscal 2016.”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “We are obviously disappointed with the decline in revenues in the second quarter of fiscal 2015 versus last year’s second quarter. The primary reason for the decrease was an $8.0 million reduction in revenues from work performed, as a subcontractor or directly, for a large Engineering client in Canada. While we do not foresee any near term material expansion of work for this client, we do have a robust pipeline across all three segments of our business and expect to see improvement in operating income for the second half of fiscal 2015 as compared to the first half of the year.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	July 4, 2015	June 28, 2014
Revenues	$45,286	$49,509
Cost of services	33,196	36,554
Gross profit	12,090	12,955
Selling, general and administrative	10,546	9,653
Depreciation and amortization	334	277
Operating income	1,210	3,025
Other income, net	(118)	37
Income before income taxes	1,092	3,062
Income tax expense	403	1,045
Net income	$689	$2,017

Diluted net earnings per share data	$0.05	$0.15

	Twenty-Six Week Periods Ended
	July 4, 2015	June 28, 2014
Revenues	$93,252	$98,078
Cost of services	67,859	72,866
Gross profit	25,393	25,212
Selling, general and administrative	21,178	19,601
Depreciation and amortization	650	548
Operating income	3,565	5,063
Other income (expense), net	(253)	(25)
Income before income taxes	3,312	5,038
Income tax expense	1,235	1,818
Net income	$2,077	$3,220

Diluted net earnings per share data	$0.16	$0.25

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	July 4, 2015	January 3, 2015
	(Unaudited)
Cash and cash equivalents	$2,646	$6,411
Accounts receivable, net	$60,854	$59,187
Total current assets	$70,969	$72,579
Total assets	$85,754	$87,273
Total current liabilities	$20,605	$23,633
Borrowing under line of credit	$20,000	$20,000
Net debt (borrowings less cash)	$17,354	$13,589
Total liabilities	$41,380	$44,408
Stockholders’ equity	$44,374	$42,865

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	July 4, 2015	June 28, 2014
Net income	$689	$2,017
Adjustments to reconcile net income to cash provided by operating activities	997	1,615
Changes in operating assets and liabilities
Accounts receivable	1,546	211
Prepaid expenses and other current assets	(107)	(649)
Net of transit accounts receivable and payable	321	2,470
Accounts payable and accrued expenses	(2,442)	1,794
Accrued payroll and related costs	1,704	(1,001)
Income taxes payable	(274)	257
Total adjustments	1,745	4,697
Cash provided by operating activities	$2,434	$6,714

Net cash used in investing activities	(359)	(923)
Net cash provided by financing activities	-	184
Effect of exchange rate changes	43	41
Increase in cash and cash equivalents	$2,118	$6,016

	Twenty-Six Week Periods Ended
	July 4, 2015	June 28, 2014
Net income	$2,077	$3,220
Adjustments to reconcile net income to cash provided by operating activities	2,132	2,237
Changes in operating assets and liabilities
Accounts receivable	(3,445)	(4,036)
Prepaid expenses and other current assets	(175)	(1,876)
Net of transit accounts receivable and payable	(1,785)	2,535
Accounts payable and accrued expenses	(923)	1,830
Accrued payroll and related costs	73	49
Income taxes payable	(429)	(52)
Total adjustments	(4,552)	687
Cash provided by operating activities	($2,475)	$3,907

Net cash used in investing activities	(976)	(1,407)
Net cash provided by financing activities	108	90
Effect of exchange rate changes	(422)	(296)
Increase in cash and cash equivalents	($3,765)	$2,294

RCM Technologies, Inc.
Summary of Selected Income Statement Data
 (Unaudited)
(In Thousands)

	Thirteen Week Period Ended July 4, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$19,827	$14,859	$10,600	$45,286
Cost of services	15,490	10,336	7,370	33,196
Gross Profit	$4,337	$4,523	$3,230	$12,090
Gross Margin	21.9%	30.4%	30.5%	26.7%

	Thirteen Week Period Ended June 28, 2014
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$26,056	$14,651	$8,802	$49,509
Cost of services	19,967	10,312	6,275	36,554
Gross Profit	$6,089	$4,339	$2,527	$12,955
Gross Margin	23.4%	29.6%	28.7%	26.2%

	Twenty-Six Week Period Ended July 4, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$42,618	$29,513	$21,121	$93,252
Cost of services	32,659	20,430	14,770	67,859
Gross Profit	$9,959	$9,083	$6,351	$25,393
Gross Margin	23.4%	30.8%	30.1%	27.2%

	Twenty-Six Week Period Ended June 28, 2014
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$50,780	$29,670	$17,628	$98,078
Cost of services	39,455	20,792	12,619	72,866
Gross Profit	$11,325	$8,878	$5,009	$25,212
Gross Margin	22.3%	29.9%	28.4%	25.7%